SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. _)*

                                 SUPERTEX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   868532102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 20, 2010
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   868532102
            ---------

1.    NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rima Management, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      672,552

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      672,552

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      672,552

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%

12.   TYPE OF REPORTING PERSON*

CUSIP No.   868532102
            ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard Mashaal

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      672,552

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      672,552

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      672,552

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%

12.   TYPE OF REPORTING PERSON*

      IN

CUSIP No.   868532102
            ---------

Item 1(a).  Name of Issuer:

            SUPERTEX, INC.
            --------------------------------------------------------------------


Item 1(b).  Address of Issuer's Principal Executive Offices:

            1235 Bordeaux Drive
            Sunnyvale, California 94089
            --------------------------------------------------------------------

Item 2(a). Name of Person Filing:

            Rima Management, LLC
            Richard Mashaal
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Rima Management, LLC
            110 East 55th Street

            Suite 1600
            New York, New York 10022

            Richard Mashaal
            c/o Rima Management, LLC
            110 East 55th Street
            Suite 1600
            New York, New York 10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Rima Management, LLC - Delaware
            Richard Mashaal - Canada
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, no par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            868532102
            --------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

    (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) [_] Investment company registered under Section 8 of the Investment Company Act.

    (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

        Rima Management, LLC - 672,552
        Richard Mashaal - 672,552
        ------------------------------------------------------------------------

    (b) Percent of class:

        Rima Management, LLC - 5.2%
        Richard Mashaal - 5.2%
        ------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

        Rima Management, LLC:

        (i)   Sole power to vote or to direct the vote                0
                                                           --------------------,

        (ii)  Shared power to vote or to direct the vote        672,552
                                                           --------------------,

        (iii) Sole power to dispose or to direct the                  0
              disposition of                               --------------------,

        (iv)  Shared power to dispose or to direct the          672,552
              disposition of                               --------------------.

        Richard Mashaal:

        (i)   Sole power to vote or to direct the vote                0
                                                           --------------------,

        (ii)  Shared power to vote or to direct the vote        672,552
                                                           --------------------,

        (iii) Sole power to dispose or to direct the                   0
              disposition of                               --------------------,

        (iv)  Shared power to dispose or to direct the          672,552
              disposition of                               --------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

    If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

    If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable
         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

    If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

    Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

                                                      January 26, 2010
                                           -------------------------------------
                                                          (Date)



                                           RIMA MANAGEMENT, LLC*

                                                By:  /s/ George Malikotsis
                                                    ----------------------------
                                                    George Malikotsis
                                                    Vice President


                                           RICHARD MASHAAL*

                                                By:  /s/ Richard Mashaal
                                                    ----------------------------
                                                            (signature)





* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                   AGREEMENT
                                   ---------

        Each of the undersigned hereby consents and agrees to this joint filing on Schedule 13G for the Common Stock, no par value per share of SUPERTEX, INC.

Dated: January 26, 2010
                                           RIMA MANAGEMENT, LLC

                                                By:  /s/ George Malikotsis
                                                    ----------------------------
                                                    George Malikotsis
                                                    Vice President


                                           RICHARD MASHAAL

                                                By:  /s/ Richard Mashaal
                                                    ----------------------------
                                                           (signature)






SK 01780 0005 1066774